Exhibit 10.3
3 year vesting
RESTRICTED STOCK UNIT INDUCEMENT GRANT AWARD AGREEMENT

Kevin Baird (“Executive”)

Division Allocation as of Grant Date:    New Tenneco

As a material inducement for the Executive to commence employment as the Executive Vice President and Chief Operating Officer of Tenneco Inc. (the “Company”) effective as of August 3, 2020 in accordance with the New York Stock Exchange Listing Company Manual Rule 303A.08, effective as of August 3, 2020 (the “Grant Date”), the Executive is hereby granted an award of restricted stock units (“Restricted Stock Units”) with respect to 106,524 shares of the Company’s class A voting common stock, par value $0.01 per share (“Common Stock”). The Award is subject to the following terms and conditions (sometimes referred to as this “Award Agreement”). Terms used in this Award Agreement are defined elsewhere in this Award Agreement; provided, however, that, solely for convenience, capitalized terms used herein and not otherwise defined shall have the meaning set forth in the Tenneco Inc. 2006 Long-Term Incentive Plan (the “Incentive Plan”). Notwithstanding any provision of this Award Agreement, this Award is not granted under the Incentive Plan.
1.Dividend Cash Amounts.  This Award contains the right to receive cash credits to a hypothetical bookkeeping account (a “Dividend Cash Account”) in respect of dividends paid with respect to shares of Common Stock in accordance with the following:
(a)If a dividend with respect to shares of Common Stock is payable in cash, then, as of the applicable dividend payment date, the Executive’s Dividend Cash Account shall be credited with an amount (a “Dividend Cash Amount”) equal to (i) the cash dividend payable with respect to a share of Common Stock, multiplied by (ii) the number of Restricted Stock Units outstanding on the applicable dividend record date.
(b)If a dividend with respect to shares of Common Stock is payable in shares of Common Stock, then, as of the applicable dividend payment date, the Executive’s Dividend Cash Account shall be credited with a Dividend Cash Amount in an amount equal to (i) the number of shares of Common Stock distributed in the dividend with respect to a share of Common Stock, divided by (ii) the Fair Market Value of a share of Common Stock on the dividend payment date, multiplied by (iii) the number of Restricted Stock Units outstanding on the applicable dividend record date.
The Dividend Cash Amounts credited to the Executive’s Dividend Cash Account shall be subject to the same vesting provisions as the Restricted Stock Units to which the Dividend Cash Amounts relate and shall be settled in accordance with Paragraph 4.  No Dividend Cash Amounts with respect to a Restricted Stock Unit shall be credited under this Award Agreement for any period after the Vesting Date (as defined in Paragraph 2) applicable to such Restricted Stock Unit.  Amounts credited to the Executive’s Dividend Cash Account shall not be credited with any investment earnings.

2.Vesting and Forfeiture of Restricted Stock Units and Dividend Cash Amounts.  All Restricted Stock Units and Dividend Cash Amounts credited to the Executive’s Dividend Cash Account shall be unvested unless and until they become vested and nonforfeitable in accordance with this Paragraph 2.  Subject to the terms and conditions of this Award Agreement, one third (1/3) of the Restricted Stock Units and associated Dividend Cash Amounts awarded hereunder shall vest on each of the first, second and third anniversaries of the Grant Date (each a “Vesting Date”), provided, in any case, that the Executive is continuously employed by the Company or a Subsidiary through the applicable Vesting Date.  Notwithstanding the foregoing:
(a)if the Executive’s Termination Date occurs by reason of Total Disability (as defined in Paragraph 3) or death, any unvested Restricted Stock Units that are outstanding on the Termination Date (and any associated Dividend Cash Amounts) shall immediately vest on the Termination Date and the Termination Date shall be the “Vesting Date” for purposes of this Award Agreement;
(b)if the Executive’s Termination Date occurs by reason of Retirement (as defined in Paragraph 3) after the first anniversary of the Grant Date, any unvested Restricted Stock Units that are outstanding on the Termination Date (and associated Dividend Cash Amounts) shall immediately vest on the Termination Date and the Termination Date shall be the “Vesting Date” for purposes of this Award Agreement;
(c)in the event of a Change in Control other than a New Tenneco Transaction or a DRiV Transaction (each as defined in Paragraph 3), any outstanding unvested RSUs shall immediately vest on the date of the Change in Control and the date of the Change in Control shall be the “Vesting Date” for purposes of this Award Agreement;
(d)If a New Tenneco Transaction occurs, any unvested Restricted Stock Units that are outstanding on the date of the New Tenneco Transaction (and any associated Dividend Cash Amounts) shall immediately vest on the date of the New Tenneco Transaction and the date of the New Tenneco Transaction shall be the “Vesting Date” for purposes of this Award Agreement, and
(e)If a DRiV Transaction that is a sale of DRiV occurs, any outstanding unvested Restricted Stock Units (and associated Dividend Cash Amounts) shall be paid and settled as of the Settlement Date (determined in accordance with Paragraph 4) provided that the Executive’s Termination Date does not occur prior to the Settlement Date; provided, however, that if the Executive’s Termination Date occurs prior to the Settlement Date as a result of death, Total Disability or a termination by the Company or a Subsidiary for reasons other than Cause, any unvested Restricted Stock Units that are outstanding on the Termination Date (and associated Dividend Cash Amounts) shall immediately vest on the Termination Date and the Termination Date shall be the “Vesting Date” for purposes of this Award Agreement; and

(f)If a DRiV Transaction occurs that is a spin-off of DRiV, the provisions of this Agreement shall continue to apply without regard to the DRiV Transaction.
All Restricted Stock Units and associated Dividend Cash Amounts that are not vested upon the Executive’s Termination Date shall immediately expire and shall be forfeited and the Executive shall have no further rights thereto.  In the event of forfeiture for any reason, the balance in the Executive’s Dividend Cash Account shall be reduced by the amount of any Dividend Cash Amounts that are forfeited.
3.Special Definitions. For purposes of this Award Agreement, the following terms shall have the meaning specified:
(a)“Cause” means, with respect to the Executive, (i) fraud, embezzlement, or theft in connection with his or her employment, (ii) gross negligence in the performance of his or her duties, (iii) his or her conviction, guilty plea, or plea of nolo contendere with respect to a felony, (iv) the willful and continued failure to substantially perform his or her duties for the Company or any of its Subsidiaries (except where the failure results from incapacity due to disability), (v) the failure to meet the obligations required by his or her position, as determined in the reasonable discretion of the Committee, or (vi) the willful or negligent engagement in conduct which is, or could reasonably be expected to be, materially injurious to any of the Company or any of its Subsidiaries, monetarily or otherwise. For purposes of the foregoing, no act, or failure to act, on the part of the Executive shall be deemed “willful” unless done, or omitted to be done, by the Executive not in good faith and without reasonable belief that his or her act, or failure to act, was in the best interest of the Company and its Subsidiaries.
(b)“DRiV Transaction” means (i) a sale or (ii) spin-off, in each case of the Company’s DRiV Division (consisting primarily of the Company’s Global Motorparts business group and Global Ride Performance business group and applicable reporting lines thereunder as determined from time to time by the Company); provided, however, that a sale of the DRiV Division shall not constitute a DRiV Transaction unless the sale constitutes a sale of all or substantially all of the DRiV Division. A DRiV Transaction shall not constitute a Change in Control for purposes of this Award Agreement even if it otherwise constitutes a Change in Control as defined in the Incentive Plan.
(c)“New Tenneco Transaction” means a sale of the Company’s New Tenneco Division (consisting primarily of the Company’s Global Clean Air business group and Global Powertrain business group and applicable reporting lines thereunder as determined from time to time by the Company); provided, however, that a sale of the New Tenneco Division shall not constitute a New Tenneco Transaction unless the sale constitutes a sale of all or substantially all of the New Tenneco Division. A New Tenneco Transaction shall not constitute a Change in Control for purposes of this Award Agreement even if it otherwise constitutes a Change in Control as defined in the Incentive Plan.

(d)“Retirement” means the Executive’s termination of employment with the Company and its Subsidiaries after the date on which the Executive attains (i) age 65 or (i) age 55 and has completed at least 10 years of service with the Company and its Subsidiaries and is not for any other reason, including voluntary resignation, termination by the Company or a Subsidiary for cause, which shall include the failure of the Executive to meet the obligations required by his or her position (as determined in the reasonable discretion of the Company), or termination by the Executive for good reason or constructive discharge.
(e)“Total Disability” means an event that results in the Executive being (i) unable to engage in any substantial gainful activity by reason of any medically determinable physical or mental impairment that can be expected to result in death or can be expected to last for a continuous period of not less than twelve (12) months, or (ii) by reason of any medically determinable physical or mental impairment that can be expected to result in death or can be expected to last for a continuous period of not less than twelve (12) months, receiving income replacement benefits for a period of not less than three (3) months under an accident and health plan covering employees of the Company or its Subsidiaries.
4.Settlement and Payment.  Subject to the terms and conditions of this Award Agreement, Restricted Stock Units and associated Dividend Cash Amounts that have become vested in accordance with Paragraph 2 shall be paid and settled as of the applicable Vesting Date.  The date on which payment and settlement occurs is referred to as the “Settlement Date.” Unless otherwise determined by the Committee, (a) settlement of the vested Restricted Stock Units on a Settlement Date shall be made in the form of shares of Common Stock with one share of Common Stock being issued in settlement of each Restricted Stock Unit, plus an amount of cash equal to the Fair Market Value of any fractional Restricted Stock Unit being settled as of such Settlement Date and (b) settlement of the vested Dividend Cash Amounts on a Settlement Date shall be paid in a cash lump sum payment. Upon the settlement of any vested Restricted Stock Units such Restricted Stock Units shall be cancelled and upon payment of any Dividend Cash Amounts the balance in the Executive’s Dividend Cash Account shall be reduced by the amount paid to the Executive pursuant to subparagraph 4(b).
5.Withholding.  This Award and any distribution in respect of this Award, are subject to withholding of all applicable taxes, and the delivery of any cash or other benefits under this Award is conditioned on satisfaction of the applicable tax withholding obligations. Such withholding obligations may be satisfied, at the Executive’s election, (a) through cash payment by the Executive or (b) through the surrender of cash or shares of Common Stock to which the Executive is otherwise entitled under this Award; provided, however, that any withholding obligations with respect to any Executive shall be satisfied by the method set forth in subparagraph 5(b) (through the withholding of shares otherwise payable pursuant to this Award) unless the Executive otherwise elects in accordance with this Paragraph 5; and provided further that any withholding with respect to payments of Dividend Cash Amounts shall be satisfied by the method set forth in subparagraph 5(a). The amount withheld in the form of shares of Common Stock under this Paragraph 5 may not exceed the minimum statutory withholding obligation (based on the minimum statutory withholding rates for Federal and state purposes, including, without limitation, payroll taxes) unless otherwise elected by the Executive, in no event shall the Executive be permitted to elect less than the minimum statutory withholding obligation, and in no event shall the Executive be permitted to elect to have an amount withheld in the form of shares of Common Stock pursuant to this Paragraph 5 that exceeds the maximum individual tax rate for the employee in applicable jurisdictions.
6.Transferability.  This Award is not transferable except as designated by the Executive by will or by the laws of descent and distribution or pursuant to a qualified domestic relations order.
7.Heirs and Successors.  If any benefits deliverable to the Executive under this Award Agreement have not been delivered at the time of the Executive’s death, such benefits shall be delivered to the Executive’s Designated Beneficiary, in accordance with the provisions of this Award Agreement. The “Designated Beneficiary” shall be the beneficiary or beneficiaries designated by the Executive in a writing filed with the Company in such form and at such time as the Company shall require and in accordance with such rules and procedures established by the Company. If a deceased Executive fails to designate a beneficiary, or if the Designated Beneficiary does not survive the Executive, any rights that would have been exercisable by the Executive and any benefits distributable to the Executive shall be distributed to the legal representative of the estate of the Executive.
8.Administration.  The authority to administer and interpret this Award and this Award Agreement shall be vested in the Committee, and the Committee shall have all powers with respect to this Award and this Award Agreement as it would have if the Award was made under the Incentive Plan. Any interpretation of this Award or this Award Agreement by the Committee and any decision made by it with respect to this Award or this Award Agreement is final and binding on all persons.
9.Adjustment of Award. The number of Restricted Stock Units awarded pursuant to this Award may be adjusted by the Committee in a manner consistent with Section 5.2 of the Incentive Plan to reflect certain corporate transactions which affect the number, type or value of the Restricted Stock Units.
10.Notices.  Any notice required or permitted under this Award Agreement shall be deemed given when delivered personally, or when deposited in a United States Post Office, postage prepaid, addressed, as appropriate, to the Committee or the Company at the Company’s principal offices, to the Executive at the Executive’s address as last known by the Company or, in any case, such other address as one party may designate in writing to the other.
11.Amendments.  The Committee may amend this Award Agreement, provided that, no amendment or termination may, in the absence of written consent to the change by the affected Executive (or, if the Executive is not then living, the affected beneficiary), adversely affect the rights of any Executive or beneficiary under this Award Agreement prior to the date such amendment or termination is adopted by the Committee. Adjustments described in Paragraph 9 shall not be subject to the terms of this Paragraph 11.

12.Unfunded Obligation. The Award shall not be funded, no trust, escrow or other provisions shall be established to secure payments and distributions due hereunder and this Award shall be regarded as unfunded for purposes of the Employee Retirement Income Security Act of 1974, as amended, and the Code. The Executive shall be treated as a general, unsecured creditor of the Company with respect to amounts payable hereunder, and shall have no rights to any specific assets of the Company. Without limiting the generality of the foregoing, any amounts credited to the Dividend Cash Account will remain general assets of the Company and shall be payable solely from the general assets of the Company.
13.Severability.  If a provision of this Award Agreement is held invalid by a court of competent jurisdiction, the remaining provisions shall nonetheless be enforceable according to their terms.  Further, if any provision is held to be overbroad as written, that provision shall be amended to narrow its application to the extent necessary to make the provision enforceable according to applicable law and enforced as amended.
14.Other Terms.
(a)The Award does not constitute a contract of employment or continued service, and the grant of the Award shall not give the Executive the right to be retained in the employ or service of the Company or any Subsidiary, nor any right or claim to any benefit under this Award Agreement, unless such right or claim has specifically accrued under the terms of this Award Agreement.
(b)Notwithstanding any other provision of this Award Agreement, (i) this Award is subject to the Company’s recoupment or clawback policies as applicable and as in effect from time to time and (ii) if the Committee determines, in its sole discretion, that the Executive at any time has willfully engaged in any activity that the Committee determines was or is harmful to the Company or any of its Subsidiaries, any unpaid portion of the Award shall be forfeited and the Executive shall have no rights with respect thereto.
(c)If the Committee determines that the Executive has (i) used for profit or disclosed to unauthorized persons, confidential or trade secrets of the Company or any Subsidiary; (ii) breached any contract with or violated any fiduciary obligation to the Company or any Subsidiary; or (iii) engaged in any conduct which the Committee determines is injurious to the Company or its Subsidiaries, the Committee may cause the Executive to forfeit this Award; provided, however, that following the occurrence a Change in Control, the Award will not be subject to forfeiture pursuant to the provisions of this subparagraph 14(c).
(d)The Executive shall not, by reason of this Award, acquire any right in or title to any assets, funds or property of the Company or any Subsidiary whatsoever, including, without limitation, any specific funds, assets or other property which the Company or any Subsidiary, in its sole discretion, may set aside in anticipation of a liability under this Award. The Executive shall have only a contractual right to the shares of Common Stock or amounts, if any, payable under this Award, unsecured by any assets of the Company or any Subsidiary, and nothing contained in this Award Agreement shall constitute a guarantee that the assets of the Company or any Subsidiary shall be sufficient to pay any benefits to any person.
(e)The validity, construction and effect of this Award Agreement shall be determined in accordance with the laws of the State of Illinois and applicable federal law.
15.Counterparts. This Award Agreement may be executed in one or more counterparts, each of which shall be deemed to be an original and all of which together shall constitute one and the same instrument.
16.Special Section 409A Rules.  It is intended that any amounts payable under this Award Agreement shall either be exempt from or comply with section 409A of the Code. The provisions of this Award shall be construed and interpreted in accordance with section 409A of the Code. Notwithstanding any other provision of this Award Agreement to the contrary, if any payment or benefit hereunder is subject to section 409A of the Code, and if such payment or benefit is to be paid or provided on account of the Executive’s termination of employment (or other separation from service):
(a)and if the Executive is a specified employee (within the meaning of section 409A(a)(2)(B) of the Code) and if any such payment or benefit is required to be made or provided prior to the first day of the seventh month following the Executive’s separation from service or termination of employment, such payment or benefit shall be delayed until the first day of the seventh month following the Executive’s termination of employment or separation from service; and
(b)the determination as to whether the Executive has had a termination of employment (or separation from service) shall be made in accordance with the provisions of section 409A of the Code and the guidance issued thereunder without application of any alternative levels of reductions of bona fide services permitted thereunder.

EXECUTIVE:                        TENNECO INC.:

/s/ Kevin W. Baird                    /s/ Kaled Awada
Electronic Signature                    Senior Vice President and Chief Human Resources Officer
8